EXHIBIT 99.1

NEWS RELEASE

Superior Group of Companies, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-2642

FOR IMMEDIATE RELEASE

Superior Group of Companies® Appoints Michael J. Attinella as New Chief Financial Officer;

Andrew D. Demott, Jr. to Focus on Chief Operating Officer Role and Named to Board of Directors

SEMINOLE, Florida – August 6, 2018 - Superior Group of Companies, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, named Michael (Mike) J. Attinella as the Company’s new chief financial officer and treasurer, effective immediately.

Attinella will oversee Superior Group of Companies’ global business financial activities. He succeeds Andrew (Andy) D. Demott, Jr. in the CFO position as Demott shifts his responsibilities to fully focus on his role as chief operating officer of the company. Demott will work closely with Attinella during the transition of CFO responsibilities.

Attinella joins Superior Group of Companies from HSNi, a $3.7 billion NASDAQ listed leading electronic retailer, where he served as senior vice president and chief accounting officer of HSNi since 2008, and executive vice president and chief financial officer of HSN since 2013. Attinella began his tenure with HSNi in 2001 as vice president, controller. Previously, Attinella was vice president, controller at Catalina Marketing Corp., a strategic marketing firm in the consumer goods and retail sector. He also served various financial and operational responsibilities at Tech Data Corporation, one of the world’s largest technology wholesale distributors. “We are very excited to welcome Michael Attinella to Superior Group of Companies,” said Michael Benstock, chief executive officer. “Mike brings extensive financial, operational, governance and strategic experience to our leadership team. This, combined with his deep knowledge of scaling high-growth companies, will be a major asset to us as we execute our long-term growth strategy and further our brand-building business.”

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Attinella said, “I am very pleased to join Superior Group of Companies, and I look forward to contributing to the success of the Company. I am especially enthusiastic to be joining SGC during this exciting growth phase.”

The appointment of Attinella enables Demott to allocate more time to his role as SGC’s chief operating officer. “Andy has served as CFO since 1998 and has been a tremendous steward and driver of the company’s financial operations, its strategic realignment in 2003, and its significant growth both organically and through acquisitions,” said Benstock. “Andy was appointed COO in 2015 and has served in dual roles since that time. We appreciate his dedication to the company and look forward to having his full focus on the company’s operations, growth and development,” concluded Benstock.

Demott’s role with SGC is expanding further with his appointment as a Director of the company. “Over the last 20 years, Andy has been an integral member of the leadership team as we’ve strategically diversified our business and driven sustainable profitability,” said Sidney Kirschner, chairman. “He plays a vital role in our acquisition strategy and brings valuable experience to the board role on risk management, innovative operational strategies and prudent capital deployment. This is a tremendous honor that recognizes Andy’s commitment and contributions to our company, and we look forward to working alongside him at the board level.”

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Uniform Group, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, HPI™ and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets it serves. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every day, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

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The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:
Andrew D. Demott, Jr.,	OR	Hala Elsherbini
COO, CFO & Treasurer		Halliburton Investor Relations
(727) 803-7135		(972) 458-8000

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